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                                                     |      OMB APPROVAL       |
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    Form 3                                           |OMB Number: 3235-0145    |
                                                     |Expires: October 31, 2001|
                                                     |Estimated average burden |
                                                     |Hours per response...0.5 |
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                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of  the  Investment  Company  Act  of  1940


(Print or Type Responses)
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1. Name and Address of    2. Date of Event           4. Issuer Name and Tickler
   Reporting Person*         Requiring Statement        or Trading Symbol
                             (Month/Day/Year)
                                                        Paragon Polaris
                                                        Strategies.com Inc.
    Brodie, Ian Scott        February 17, 2003          dba Icoworks Inc. (ICOW)
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(Last) (First) (Middle)   3. I.R.S. Identification   5. Relationship of
                             Number of Reporting        Reporting Person(s)
701 - 1010 Beach Avenue      Person, if an entity       to Issuer
------------------------     (voluntary)                (Check all applicable)
        (Street)
                              N/A                       X Director  X 10% Owner
Vancouver, B.C. V6E 1T7
Canada                                                    Officer       Other
------------------------                                (give title   (specify
(City) (State) (Zip)                                      below)        below)
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6. If Amendment, Date of         7. Individual or Joint/Group
   Original (Month/Day/Year)        Filing (Check Applicable Line)

   N/A                              X   Form filed by One Reporting Person
                                    __  Form filed by More than One Reporting
                                        Person
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                Table I - Non-Derivative Securities Beneficially Owned

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1. Title of     2. Amount of         3. Ownership Form:   4. Nature of Indirect
   Security        Securities           Direct (D) or        Beneficial
   (Instr. 4)      Beneficially         Indirect (I)         Ownership
                   Owned (Instr. 4)     (Instr. 5)           (Instr. 5)

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Common Stock       1,500,000                D               N/A
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Common Stock       2,084,398                I               Minority Shareholder
                                                            of Owner
                                                            Director & Officer
                                                            of Owner
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               Table II - Derivative Securities Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative     2. Date Exer-         3. Title and Amount of
   Security (Instr. 4)        cisable and           Securities Underlying
                              Expiration Date       Derivative Security
                              (Month/Day/Year)      (Instr. 4)

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                            Date       Expira-       Title        Amount or
                            Exer-      tion                       Number of
                            cisable    Date                       Shares

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4. Conversion or           5. Ownership Form     6. Nature of Indirect
   Exercise Price             of Derivative         Beneficial Ownership
   of Derivative              Securities:           (Instr. 5)
   Security                   Direct (D) or
                              Indirect (I)
                              (Instr. 5)


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Reminder:  Report  on  a separate line for each class of securities beneficially owned  directly  or  indirectly.

Explanation  of  Responses:




           /s/ Ian Scott Brodie                   February 21, 2003
           -----------------------                -----------------
           Signature of Reporting Person                 Date